EXHIBIT 23.1

PLS CPA, A Professional Corp.

t 4725 MERCURY STREET SUITE 210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

June 29, 2015

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements on Form S-1 of Sharing Services, Inc. of our report dated on June 11, 2015, on our audit of the financial statements of Sharing Services, Inc. as of April 30, 2015, and the related statements of operation, stockholders’ equity and cash flows from April 24, 2015 (inception) through April 30, 2015 and the reference to us under the caption “Experts.”

Very truly yours,

/s/ PLS CPA

PLS CPA, A Professional Corp.

Registered with the Public Company Accounting Oversight Board